Exhibit 3.10

Informal English translation of coordinated articles of association of CNH Belgium NV as deposed with the clerk of the Commercial Court of Bruges – department of Ostend on 09/02/2007

CNH Belgium NV

Naamloze vennootschap

8210 Zedelgem (Belgium), Leon Claeysstraat number 3a.

Company number: 0400.444.803 V.A.T.-number 400.444.803

COORDINATED ARTICLES OF ASSOCIATION

Constituted as a company called “Remington Typewriter Company” by deed of Notary Florent Heetveld in Brussels on December 30th, 1913, published in the annexes of the Belgian State Gazette on January 18th, 1914, number 427; of which the company’s articles have been changed following the deed of Notary Albert Bauwens in Brussels on April 17th, 1929, published in the annexes of the Belgian State Gazette on May 10-11th, 1929, number 7.420, of which the articles of association have been changed with extension of duration, change of name into “Remington Rand” and change of purpose, following the deed of Notary Andre Dupont at Brussels on February 14th, 1946, published in the annexes of the Belgian State Gazette on March 7th, 1946, number 2.919, of which the articles of association have been changed owing to the extension of the purpose following the deed of Notary Rene Dechamps in Schaarbeek on September 8th, 1955, published in the annexes of the Belgian Sate Gazette on September 23rd, 1955, number 24.520, of which the articles of association have been changed, the capital has been increased and the articles of association have been coordinated following the deed of Notary Rene Dechamps in Schaarbeek on January 10th, 1962, published in the annexes of the Belgian State Gazette on January 26th, 1962, number 2.012, of which the capital has been increased and reduced and the articles of association have been changed following the deed of Notary Francois Collet in Schaarbeek on October 16th, 1963, published in the annexes of the Belgian State Gazette on November 5th, 1963, number 29.600, of which the registered office has been transferred and the articles of the company have been changed following the deed of Notary Francois Collet in Brussels on June 16th, 1966, published in the annexes of the Belgian State Gazette on July 9th, 1966, number 24.325, of which the capital has been increased by merger with the Limited Company “Vickers S.A.B.”, the name and the purpose have been changed, the duration has been extended and the articles of association have been changed following the deed of Notary Francois Collet in Brussels on October 18th, 1967, published in the annexes of the Belgian State Gazette on November 4th, 1967, number 2.392-2, of which the capital has been increased by merger with the Limited Company “Clayson”, the name has been changed, the registered office has been transferred to the present one and the articles of company have been changed and coordinated following the deed of notaries Patrick Van Hoestenberghe in Jabbeke and Luc Dehouck in Ostend, on December 20th, 1977, published in the annexes of the Belgian State Gazette on January 7th, 1978, number 99-1, and of which the name has been changed in the present one and the capital has been decreased following the deed of notaries Patrick Van Hoestenberghe in Jabbeke and Luc Dehouck in Ostend on September 26th, 1979, published in the annexes of the Belgian State Gazette on October 13th, 1979, number 1.693-2, and of which the capital has been reduced, and further increased following the deed of notary Luc Dehouck in Ostend on June 24th, 1982, published as before on July 13th, 1982, numbers 1.403-2 and 1.403-3, of which the articles of company have been changed following the deed of Notaries Patrick Van Hoestenberghe in Jabbeke and Luc Dehouck in Ostend on July 12th, 1983, published as before on August 2nd, 1983 numbers 2.016-22 and 2.016-23, of which the name has been changed into “Sperry New Holland International”, the duration has been extended for an unlimited term and the articles of association have been changed following the deed of Notary Luc Dehouck in Ostend on September 25th, 1985, published as before on October 17th, 1985, number 164, of which the name has been changed into “New Holland N.V.” and the articles of association have been changed following the deed of Notary Luc Dehouck in Ostend on March 27th, 1986, published as before on April 24th, 1986, number 327, of which the name has been changed into “Ford New Holland N.V.”, the purpose and the articles of association have been changed following the deed of Notary Luc Dehouck in Ostend on December 17th, 1987, published as before on January 12th, 1988, number 880112-228, of which the capital has been reduced and increased following the deed of Notary Luc Dehouck in Ostend on July 9th, 1992, published as before on July 9th, 1992, number 920731-191, and of which the articles of association have been changed following the deed of notary Dehouck in Ostend on November 30th, 1992, published as before on December 22th, 1992, number 921222-57 and of which the capital has been reduced and increased following the deed of Notary Luc Dehouck in Ostend on July 8th, 1993, published as before on July 29th, 1993, number 930729-84, and of which the date of the annual meeting of shareholders has changed into the last working dag of the month of April and of which the articles of association have been changed following the deed of Notary Bart van Opstal in Ostende on January 20th, 1997, published as before on February 15, 1997, number 970215-391 and of which the capital of 1.100.000.000 Belgian francs has been converted into euro and increased to 27,268,300 EUR during the extraordinary general meeting held on June 1st, 1999, published as before on October 29th, 1999, number 991029-348 and of which the name has been changed into “CNH Belgium N.V.” following the deed of Notary Bart van Opstal in Ostend on May 15, 2002, published as before on June 11th, 2002, number 2002061-253.

The articles of association have been changed for a last time by means of a decision of the extraordinary meeting of shareholders passed before Notary Bart van Opstal in Ostend on February 2nd, 2007, filed for publication in the annexes to the Belgian State Gazette.

The company is registered in the register for legal persons under number 0400.444.803 and has the following VAT number 400.444.803.

CHAPTER ONE.- NAME - REGISTERED OFFICE - PURPOSE - DURATION.

ARTICLE ONE.

The company is constituted as public limited liability company. Its name is “CNH Belgium N.V.”.

The company was constituted under the name “Remington Typewriter Company”, public limited liability company (“naamloze vennootschap”) in Brussels. By means of a decision taken by the extraordinary general meeting of shareholders of February 14th, 1946, the name was changed into “Remington Rand”, public limited liability company (“naamloze vennootschap”), in Brussels.

By means of a decision taken by the extraordinary general meeting of shareholders of October 18th, 1967, the name was changed into “Sperry Rand Belgium S.A.”.

By means of a decision taken by the general meeting of shareholders held on December 20th, 1977, this name has been changed into “Sperry Rand Belgium”.

By means of a decision taken by the extraordinary general meeting of shareholders of September 26th, 1979, this name has been changed into “Sperry”.

By means of a decision taken by the extraordinary general meeting of shareholders of September 25th, 1985, this name has been changed into “Sperry New Holland International”.

By means of a decision taken by the extraordinary general meeting of shareholders of March 27th, 1986, this name has been changed into “New Holland N.V.”.

By means of a decision taken by the extraordinary general meeting of shareholders of December 17th, 1987, this name has been change into “FORD NEW HOLLAND N.V.”.

By means of a decision taken by an extraordinary general meeting of shareholders of November 30th, 1992, this name has been changed into “NEW HOLLAND BELGIUM N.V.” from January 1st, 1993.

By means of a decision taken by an extraordinary general meeting of shareholders of May 15th, 2002, this name has been changed into “CNH Belgium N.V.” from May 16th, 2002.

ARTICLE TWO.

The registered office is located at Zedelgem (Belgium), Leon Claeysstraat number 3a.

Each transfer of the registered office shall be published by the directors in the annexes of the Belgian State Gazette.

The registered office can be transferred to any other place in Belgium by decision of the board of directors.

The company may, by means of a resolution of the board of directors, establish administrative offices, branches, agencies or offices in Belgium or abroad.

ARTICLE THREE.

The company’s objects are:

•

The purchase, sale, importation, exportation, distribution, leasing, manufacture, assembly, reparation and exploitation of agricultural and industrial tractors and agricultural machines of any nature whatsoever, as well as any and all accessories, equipment, parts and apparatus forming part of said tractors and machines or intended to complete them, and generally any and all industrial or commercial operations connected thereto.

•

The manufacturing and sale of parts and/or components for and to other companies in the sectors of agricultural and industrial tractors, agricultural machines, base-metallurgical industry, metal working industry, machine building, manufacture of apparatus and construction of transport equipment.

•	The company can participate directly or indirectly in any industrial or commercial operations which might relate to the corporate purpose described above, or be involved in business,

firms or companies with the same, similar or connected purpose, or which can promote the development of its enterprise, supply base materials, or facilitate the sale of its products, all this by means of creating new companies, contributions, subscribing or purchasing shares or rights in other companies, mergers, taking share interests or otherwise.

•

The company can in general participate in all commercial, industrial or financial transactions, in movable property or real estate, or in cases related to patents, trademarks, contractual rights or any other tangible or intangible right directly or indirectly related to the above-mentioned corporate object.

ARTICLE FOUR.

The company has originally been established for a term of 30 years starting as from December 30th, 1913; pursuant to a decision of the extraordinary general meeting of February 14th, 1946, the duration was legally extended for the first time in accordance with the resolution-act of February 2nd, 1940; the term of the company was extended for a term of 30 years starting from December 30th, 1943.

Pursuant to a decision taken by the general meeting of October 18th, 1967, the term was extended in advance for a period of 30 years from the date of the last mentioned assembly.

Pursuant to a decision taken by the extraordinary general meeting of September 25th, 1985, the term of the company was extended for an indefinite term.

The articles 1865-5 and 1869 of the Civil Code concerning the dissolution and notice of termination are not applicable.

Unless the Court orders the dissolution of the company, the company can only be dissolved by a decision of the extraordinary general meeting observing the conditions for amending the articles of association.

CHAPTER TWO.- SHARE CAPITAL - ASSETS BROUGHT INTO BUSINESS - SHARES - BONDS.

ARTICLE FIVE.

The share capital is fixed at twenty seven million two hundred sixty eight thousand three hundred euro (27,268,300 euro), represented by five million ten thousand shares (5,010,000) without nominal value, each share representing one/5,010,000th of the share capital, being 4,510,000 common shares numbered 1 through 342,055 and 842,056 through 5,010,000 and 500,000 preferred shares numbered 342,056 through 842,055; the special rights conferred to these preferred shares are specified in article 32.

ARTICLE SIX.

At the time of the incorporation of the company, the share capital was fixed at 350.000 Belgian Francs, represented by 700 shares with a nominal value of 500 Belgian Francs.

600 capital shares paid up in full were allotted as payment for the assets contributed in kind.

The other 100 capital shares were subscribed and they were fully paid up.

ARTICLE SEVEN.

The extraordinary general meeting of March 28th, 1958, has decided:

a. To increase the share capital with 15,050,000 Belgian Francs in order to increase it from 350,000 Belgian Francs to 15,400,000 Belgian Francs by means of incorporating an amount of 15,050,000 Belgian Francs in the capital to take off from the credit balance of the profit and loss account as per March 31st, 1957.

b. To exchange the 700 existing capital shares with 15,400 social shares without nominal value, allotted to the former shareholders pro rata 22 social shares for 1 former capital share.

The extraordinary general meeting of January 10th, 1962, has decided to increase the share capital with 1,100,000 Belgian Francs in order to increase it from 15,400,000 Belgian Francs to 16,500,000 Belgian Francs creating 1,100 new capital shares without nominal value of the same kind as the existing 15,400 social shares and which are entitled for a dividend from March 31st, 1962.

The extraordinary general meeting of October 16th, 1963, has decided to increase the capital with 60,000,000 Belgian Francs in order to increase it from 16,500,000 Belgian Francs to 76,500,000 Belgian Francs by means of creating 60,000 new capital shares without nominal value of the same kind as the existing 16,500 social shares and which give right to a dividend from March 1st, 1964.

Furthermore, the same extraordinary general meeting has reduced the share capital to 25,000,000 Belgian Francs without changing of the number of social shares.

The extraordinary general meeting of June 16th, 1966, has decided to increase the share capital with 80,000,000 Belgian Francs in order to increase it from 25,000,000 Belgian Francs to 105,000,000 Belgian Francs by creating 80,000 new capital shares without nominal value of the same kind as the existing 76,500 social shares and which give right to a dividend from March 31st, 1966.

The extraordinary general meeting of October 18th, 1967, has decided to increase the share capital with 10,000,000 Belgian Francs in order to increase it from 105,000,000 Belgian Francs to 115,000,000 Belgian Francs by creating 16,129 new social shares without nominal value of the same kind of the existing 156,500 social shares and which are entitled for a dividend from April 1st, 1967.

The extraordinary general meeting of shareholders held on December 20th, 1977, decided:

1) to reduce the number of shares from 172,629 to 2,055 by exchanging of 84 shares against 1 new share.

2) to increase the share capital to 2,133,138,000 Belgian Francs by creating 340,000 new shares of the same kind as the existing shares. These new fully paid up shares were given to the Limited Company “Clayson” at Zedelgem (Belgium) as remuneration for the contribution through merger of all its assets and liabilities.

3) to convert the bearer shares into registered shares so that all shares are now registered shares.

The extraordinary general meeting held on September 26th, 1979, has decided:

1) to reduce the share capital with 133,305,899 Belgian Francs in order to reduce the share capital to 1,999,832,101 Belgian Francs by creating a reserve account of the same amount of 133,305,899 Belgian Francs by deduction of the reserves previously incorporated in the share capital, and

2) to utilize the so created reserve of 133,305,899 Belgian Francs to the redemption of the social losses as they were booked on March 31st, 1978.

The extraordinary general meeting held on June 24th, 1982, has decided:

1) to reduce the share capital with 999,832,101 Belgian Francs in order to reduce the share capital to 1,000,000,000 Belgian Francs by creating a reserve account of the same amount of 999,832,101 Belgian Francs by deduction of the reserves previously incorporated in the share capital and already taxed, and

2) to utilize the so created reserve of 999,832.101 Belgian Francs to the redemption of the company’s losses as they were booked on March 31st, 1981 as well as for the redemption of the balance of the company’s losses. The same extraordinary general meeting held on June 24th, 1982, has decided to increase the share capital with 1,500,000,000 Belgian Francs in order to bring the share capital to 2,500,000,000 Belgian Francs by the creation of 500,000 preferred shares. These new shares were subscribed in cash at 3,000 Belgian Francs per share and were paid up in full.

The extraordinary general meeting held on July 9th, 1992 has decided

1) to reduce the share capital with 1,586,607,615 Belgian Francs in order to reduce the share capital to 913,392,385 Belgian Francs by means of creating a reserve account of the same amount of 1,586,607,615 Belgian Francs by a) deduction of the reserves previously incorporated in the share capital for an amount of 804,118,866 Belgian Francs; b) deduction of the former exempted excess value incorporated in the capital for an amount of 3,293,012 Belgian Francs; c) deduction of the former in the capital incorporated share premium for an amount of 67,250,000 Belgian Francs; d) deduction of the share capital for an amount of 711,945,737 Belgian Francs and 2) to utilize the so created reserve of 1,586,617,615 Belgian Francs to the redemption of the company’s losses as they were booked on December 31st, 1991.

That same extraordinary general meeting held on July 9th 1992 has decided:

1) to reduce the share capital for the second time with 83,035,671 Belgian Francs to reduce the share capital to 830,356,714 Belgian Francs without changing the number of shares and by creating a reserve account of that same amount of 83,035,671 Belgian Francs by deduction of the share capital for an amount of 83,035,671 Belgian Francs and 2) to utilize the so created reserve of 83,035,671 Belgian Francs to create a special reserve which can be utilized as compensation of the losses since. That same extraordinary general meeting held on July 9th 1992 has decided to increase the share capital with 226,319,538 Belgian Francs to increase the share capital to 1,056,676,252 Belgian Francs by creating 229,533 common shares. These new shares were subscribed in cash at 986 Belgian Francs for each share, increased by share premium of 321 Belgian Francs for each share and they were fully paid up.

That same extraordinary general meeting held on July 9th, 1992 has decided to increase the share capital a second time with 73,323,748 Belgian Francs in order to increase the share capital to 1,130,000,000 Belgian Francs by incorporating the share capital of the amount of 73,323,748 Belgian Francs to take from the account share premium created by the previous capital-increase, without creating new shares.

The extraordinary general meeting of shareholders held on July 8th, 1993, decided:

1) To reduce the share capital with 1,046,823,130 Belgian Francs in order to reduce the share capital to 83,176,870 Belgian Francs by creating a reserve account of the same amount of 1,046,823,130 Belgian Francs by deduction of the real capital with 1,046,823,130 Belgian Francs;

2) to utilize the so created reserve of 1,046,823,130 Belgian Francs to the redemption of the company’s losses as they were booked on December 31, 1992. The same extraordinary general meeting of shareholders held on July 8th, 1993, decided to increase the share capital with 307,196,136 Belgian Francs in order to bring the share capital to 390,373,006 Belgian Francs by creating 3,938,412 common shares. These new fully paid common shares were subscribed in cash at 78 Belgian Francs for each share increased with a share premium at 176 Belgian Francs for each share. The same extraordinary general meeting of shareholders held on July 8th, 1993, decided to increase the share capital a second time with 709,626,994 Belgian Francs in order to bring the share capital to 1,100,000,000 Belgian Francs by incorporation in the share capital of an amount of 709,626,994 Belgian Francs, being 1) the amount of 356,345 Belgian Francs, being the rest of the former share premium; 2) the amount of 693,160,512 Belgian Francs to take from the account of the share premium, created under the former capital increase; and

3) the amount of 16,110,137 Belgian Francs to take from the legal reserves, without creating new social shares.

The extraordinary general meeting of shareholders held on June 1st, 1999, has decided:

a) to convert the share capital into euro, in accordance the law of October 30th, 1998, regarding the implementation of the euro: the share capital in Belgian Francs : 1,100,000,000 Belgian Francs ; the share capital in euro : 27,268,300 euro.

b) Seeing as the direct conversion of the share capital to euro would result in an amount of 27,268,287.72 euro, the general meeting decided to increase the capital by incorporation of reserves of an amount of 12.28 euro.

ARTICLE EIGHT.

At one or more occasions, the share capital can be increased or reduced by means of a decision of the general meeting.

In case of an increase of the share capital, the new shares to be subscribed in cash must first be offered to the old shareholders pro rata to the part of the capital constituted by their shares on the day of issue, pursuant to article 34 bis of the company law, including all the exceptions set out therein.

ARTICLE NINE.

All shares are registered shares and are registered in a shareholders’ register.

ARTICLE TEN.

The shares are indivisible vis-à-vis the company and the company only recognizes one owner per share. If a share belongs to several persons, the company may suspend all the rights attached to this share until one person has been designated to be the owner of the share vis-à-vis the company.

ARTICLE ELEVEN.

By no means can the shareholders, their heirs, successors or auditors ask to affix the seals on the goods and values of the company, neither claim the distribution or the sale by auction. They have to comply with the balance sheets and the deliberations of the general assembly when exercising their rights.

ARTICLE TWELVE.

The company can issue convertible debentures or bonds with right of preference by a decision of the general meeting before a notary.

CHAPTER THREE.- ADMINISTRATION - SUPERVISION.

ARTICLE THIRTEEN.

The company is managed by a board of directors consisting of at least the minimum number of members as required by law.

ARTICLE FOURTEEN.

The directors are appointed for a maximum term of six years by the general meeting and such general meeting also determines the number of directors. Their office terminates at the closing of the yearly general meeting. They are re-eligible and they can be dismissed by the general meeting at any time.

When the office of a director is vacant, the remaining directors can appoint a new director temporarily. In this case, the new director is appointed definitively by the next general meeting. The director appointed in these circumstances is elected for the remaining term of the office of the director he is replacing.

ARTICLE FIFTEEN.

The board of directors elects among his members a chairman. In case of absence of the chairman, a director is elected by his colleagues in order to replace him.

ARTICLE SIXTEEN.

The chairman or the director replacing him convenes the meeting of the board of directors if required by the interest of the company. A meeting of the board of directors also needs to be convened when a director requires such a meeting.

ARTICLE SEVENTEEN.

The board of directors can only deliberate and decide validly when the majority of its members is present or represented.

Each director can give a power of attorney to one of his colleagues by letter, telegram or telex, in order to represent him at a meeting of the board and to vote in his place.

The decisions of the board are taken by a simple majority of votes.

In the event of equality of votes, the vote of the person chairing the meeting will be decisive.

In the event of abstention of one or more directors in accordance with article 60 of the company law, decisions are validly taken by the majority of votes of the other present or represented directors.

The decisions of the board of directors are recorded in minutes, signed by the majority of the present members.

These minutes shall be inserted in a special register.

Copies or abstracts to be submitted in a procedure or otherwise are signed by the chairman or by two directors.

In exceptional cases when the urgent necessity and the interest of the company require so, the decisions of the board of directors can be taken by unanimous written agreement of the directors. They are dated on the day that the last director has signed the document. This procedure can not be applied in the cases provided for by the law.

ARTICLE EIGHTEEN.

The board of directors shall have the broadest competence to perform all acts of administration or disposal for the realisation of the corporate purpose.

The board has the competence for all acts with the exception of those reserved to the general meeting by the law.

ARTICLE NINETEEN.

The company is validly represented towards third parties by two directors acting jointly.

Without prejudice to the general representation-power granted to two directors as mentioned in the previous paragraph, the board may delegate the daily management of the company, including the representation thereof, to one or more managers, shareholders or not, acting separately; in case these managers are directors, they will be called “managing directors”.

The daily management includes all acts to be performed on a day-to-day basis in order to guarantee the normal course of business of the company.

The company is bound by all acts performed by two directors or one manager acting as a daily manager, even if these acts exceed the purpose of the company, unless the company proves that the third party knew that the action exceeded the purpose or could not - under the circumstances - ignore it; the mere publication of the articles of the company does not give a sufficient proof thereof.

The board of directors may also delegate special powers to one or more persons of their choice.

The board determines the remunerations or salaries of the persons mentioned in previous paragraphs. At any moment the board can revoke each decision taken in that way.

ARTICLE TWENTY.

The control of the company shall be conferred to one ore more statutory auditors, to the extent required and within the limits provided by law.

ARTICLE TWENTY-ONE.

The statutory auditors are appointed by the general meeting and their term is renewable.

CHAPTER FOUR.- GENERAL MEETINGS.

ARTICLE TWENTY-TWO.

The annual general meeting of the shareholders shall be held on the last Friday of March at 10 a.m. at the registered office of the Company. If this day is a legal holiday, the meeting shall be held on Saturday.

A special general meeting can be called at any time to discuss and to decide upon all subjects for which the meeting is competent and as far as no change of the articles of association or the issue of convertible debentures or bonds with right of preference is concerned.

An extraordinary general meeting can be called at any time to discuss and to decide any change of the articles of association (including the dissolution of the company, the increase or decrease of the corporate capital, the division into or the merger with one or more other companies, the change of the purpose of the company, and the transformation of the company into a corporation with an other legal form) or the issue of convertible debentures or bonds with right of preference.

The extraordinary or special general meetings of shareholders shall be held at the registered office of the company or in any other place communicated in the notice or otherwise.

ARTICLE TWENTY-THREE.

The general meetings shall be convened by the board of directors or the statutory auditors. The convening notices mention the agenda and have to be sent to the shareholders eight days before the meeting. These notices will be sent by air mail to the shareholders who do not reside in Belgium, Holland, Germany, Luxemburg or France.

Each shareholder may waive such notice. In any event, a shareholder shall be deemed to have been given due notice if he is present or represented at the meeting.

ARTICLE TWENTY-FOUR.

A meeting of shareholders can only be validly deliberated if at least one half of the corporate capital is represented.

Each shareholder may, by a written proxy transmitted in any matter, authorize any other person, who needs not to be a shareholder, to represent him at a meeting of shareholders and to vote on his behalf.

Each shareholder or his proxyholder has to sign the list of those present with the names of the shareholders and the number of shares belonging to them, before they can attend the meeting.

ARTICLE TWENTY-FIVE.

The chairman of the board of directors or, in his absence, a person designated by the general meeting, presides the general meeting.

The chairman may appoint a secretary and the meeting elects, from among its members, one or more vote tellers.

ARTICLE TWENTY-SIX.

Each share shall have the right to one vote.

ARTICLE TWENTY-SEVEN.

Except or otherwise provided by law, all decisions shall be adopted by a simple majority of votes.

ARTICLE TWENTY-EIGHT.

The decisions taken at the annual or special general meetings are recorded in the minutes which are signed by the chairman, the vote tellers and the shareholders who express the wish to sign.

Copies or abstracts of the minutes to be submitted before Court or otherwise are signed by one director.

The extraordinary general meetings have to be held before a notary.

CHAPTER FIVE.- FINANCIAL YEAR - BALANCE SHEET - DISTRIBUTION OF THE PROFITS.

ARTICLE TWENTY-NINE.

The financial year starts on January 1st of each year and ends on December 31st. The financial year that started on April 1st, 1985 (in accordance with the articles of association in force before March 27th, 1986) will - as a transitional measure - end on December 31 st, 1986.

ARTICLE THIRTY.

On December 31st of each year the books of the company are closed and the board of directors draws up the inventory and the annual accounts. These annual accounts are composed of the balance, the profit and loss statement and the report and shall form one single document.

The directors also draft an annual report rendering account of its management and with the information as provided for in article 95 of the company law.

The board of directors shall send these documents together with the annual report at least one month before the general meeting to the statutory auditors who have to make a report as provided for in article 65 of the company law.

ARTICLE THIRTY-ONE.

The annual accounts, the annual report and the report by the statutory auditors shall be sent to the shareholders together with the convening notice of the annual meeting of shareholders.

ARTICLE THIRTY-TWO.

The net profit of the company consists out of the surplus of the balance sheet, after the deduction of all charges, general costs, the necessary funds and depreciations.

At least five percent (5%) of the net profits of the company shall be set aside each year as the legal reserve. This deduction shall no longer be required once this legal reserve amounts to one tenth of the share capital.

In case it is decided to distribute dividends from the balance established as such as from the fiscal year starting on April 1st, 1983 and before a dividend is granted to the 342,055 common shares, a gross dividend of maximum 390 Belgian Francs per preferred share on year-basis shall be distributed, having the possibility to benefit from the fiscal benefits allowed by the Royal Decree number 15 of March 9th, 1982, promoting the subscription or the purchase of the shares of certificates of participation in Belgian Companies, if the specific conditions are fulfilled. The company shall transfer all fiscal benefits as provided for by the Royal Decree number 15 of March 9th, 1982, second article, third section, to these preferred shares created by the capital-increase of June 24th, 1982.

If a balance remains after the distribution of such a dividend, the annual general meeting will decide, respecting the normal quorum and majority requirements, upon each distribution of dividends, upon each entry to reserve accounts or upon all other use, or upon each transfer to the next fiscal year.

ARTICLE THIRTY-THREE.

The board of directors has the power to distribute interim dividends on the yearly results, subject to compliance with article 77 ter of the company law are observed.

ARTICLE THIRTY-FOUR.

The distribution of the dividends takes place on the dates and places determined by the board of directors.

ARTICLE THIRTY-FIVE.

The annual accounts have to be published by the directors within 30 days after its approval in accordance with article 80 of the company law, together with all other documents as mentioned in that same article.

If the annual account is not submitted to the annual meeting of shareholders after 6 months after the end of the financial year or if the annual account is not deposited within thirty days after the approval by the annual meeting of shareholders at the National Bank of Belgium, the losses occurring to third people are due to this omission, except evidence of the contrary, in accordance with article 80 of the company law.

CHAPTER SIX.- DISSOLUTION - LIQUIDATION.

ARTICLE THIRTY-SIX.

If the company is dissolved, the liquidation is managed by the board of directors, unless the general meeting appoints one or more liquidators the powers of which are determined by the general meeting.

The general meeting determines the way of liquidation.

ARTICLE THIRTY-SEVEN.

After all debts, charges and costs of liquidation have been paid, or after the necessary funds have been deposited for that reason, the net assets will be distributed between all shares.